UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 21, 2006 (December 15, 2006)

Realogy Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-32852 (Commission File Number)	20-4381990 (IRS Employer Identification No.)

One Campus Drive Parsippany, New Jersey (Address of Principal Executive Offices)	07054 (Zip Code)
Registrant’s telephone number, including area code:  (973) 407-2000
None
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On December 15, 2006, the Compensation Committee of the Board of Directors of the Company (the “Committee”) authorized the Company to enter into the following arrangements with certain executive officers.
Richard A. Smith
          The Committee authorized the Company to enter into an amendment to Mr. Smith’s employment agreement with the Company (the “Smith Agreement”), dated as of the Effective Date (as defined in the Smith Agreement), to provide for a special annual bonus of approximately $97,000 per year, the after-tax proceeds of which are required to be used by Mr. Smith to pay premiums on his personal life insurance policy. This benefit was previously provided to Mr. Smith by the Company’s former parent company, Cendant Corporation.
Anthony E. Hull
          The Committee authorized the Company to enter into an amendment (the “Hull Amendment”) to the existing agreement between the Company and Mr. Hull (the “Hull Employment Agreement”), dated as of the Effective Time (as defined in the Hull Employment Agreement). The Hull Amendment provides for full acceleration of equity awards in the event Mr. Hull’s employment is terminated without “cause” or due to a “constructive discharge” and also provides Mr. Hull, upon such event, with the ability to elect to continue to participate in the Company’s medical and dental plans at the rate applicable to active employees for a period ending upon the earlier of the second anniversary of such termination of employment and the date he becomes eligible to participate in another employer’s medical plan.
Henry R. Silverman
          The Committee authorized the Company to enter into a letter agreement (the “Letter Agreement”) with Henry R. Silverman regarding the parties’ obligations with respect to certain post-separation benefits (including consulting payments) that Mr. Silverman had been entitled to receive from Cendant Corporation and which now are obligations of the Company under Mr. Silverman’s employment agreement as a result of the Company’s separation from Cendant Corporation earlier this year.
          Under the Letter Agreement, Mr. Silverman agreed to certain changes to his existing employment agreement so that the Company will not be required to deposit the lump sum amount referred to below into a rabbi trust within 15 days following the occurrence of a Potential Change in Control (e.g., the execution of the Agreement and Plan of Merger between the Company and Domus Holdings Corp., (“Parent”), and Domus Acquisition Corp., a wholly owned subsidiary of Parent (the “Merger Agreement”)), as the agreement previously provided, but rather will deposit that amount into a rabbi trust at any time up to the occurrence of a change in control (e.g., at any time prior to the consummation of the transactions contemplated by the Merger Agreement). In lieu of providing Mr. Silverman with the post-separation benefits for the periods set forth in the employment agreement, the Letter Agreement provides that, upon a Qualifying Termination (as defined in Mr. Silverman’s employment agreement), Mr. Silverman will receive a lump sum cash payment in an amount determined by the Committee in accordance with the terms of his employment agreement. The lump sum amount will be paid to Mr. Silverman no later than one business day following the date of the Qualifying Termination (or, if later, on the earliest day permitted under Section 409A of the Internal Revenue Code). Beginning with Mr. Silverman’s retirement at the end of 2007, Mr. Silverman will perform consulting services for the Company for a period of five years following his retirement for no additional compensation.

Other Executives
          The Committee also authorized the Company to enter into amendments to the letter agreement, previously filed with the Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2006, between the Company and each of Alexander E. Perriello, III; Kevin J. Kelleher; Bruce Zipf; Donald J. Casey; C. Patteson Cardwell, IV; David J. Weaving; and Christopher R. Cade, providing such executive with the ability, upon a qualifying termination, to elect to continue to participate in the Company’s medical and dental plans at the rate applicable to active employees for a period ending upon the earlier of the second anniversary (18 month anniversary in the case of Mr. Cade) of the executive’s termination of employment and the date the executive becomes eligible to participate in another employer’s medical plan.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALOGY CORPORATION

	By:	/s/ C. Patteson Cardwell, IV
	Name:	C. Patteson Cardwell, IV
	Title:	Executive Vice President,
General Counsel
and Corporate Secretary

Date: December 21, 2006

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